Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Perrigo Company Profit-Sharing and Investment Plan

Allegan, Michigan

We hereby consent to the incorporation by reference in this Registration Statement on FormS-8 of Perrigo Company of our report dated June 19, 2019, relating to the financial statements and supplemental schedules of Perrigo Company Profit-Sharing and Investment Plan which appear in this Form 11-K for the year ended December 31, 2018.

(Signed manually)

BDO USA, LLP

Grand Rapids, MI

November 6, 2019

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.